Exhibit 99.2

DESCRIPTIVE MEMORANDUM

FermaVir Pharmaceuticals, Inc.

As of August 24, 2005

This memorandum provides certain information about FermaVir Pharmaceuticals, Inc. (the “Company”) as of the above date. It is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. The memorandum has been prepared as a convenient means of furnishing information to the United States Securities and Exchange Commission.

THE SECURITIES OF THE COMPANY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this memorandum shall not under any circumstances create any implication that there has been no change in the Company’s affairs since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

THIS MEMORANDUM INCLUDES STATEMENTS AND ESTIMATES ABOUT THE ANTICIPATED FUTURE PERFORMANCE OF THE COMPANY. THESE STATEMENTS AND ESTIMATES ARE BASED ON ASSUMPTIONS MADE BY THE COMPANY WHICH MAY OR MAY NOT PROVE TO BE CORRECT. THE COMPANY DOES NOT REPRESENT THAT IT HAS MADE THE CORRECT ASSUMPTIONS AND DOES NOT REPRESENT THAT ITS STATEMENTS AND ESTIMATES ABOUT FUTURE PERFORMANCE WILL PROVE TO BE CORRECT.

MARKET DATA AND INDUSTRY INFORMATION REFERRED TO IN THIS MEMORANDUM ARE DERIVED FROM VARIOUS TRADE PUBLICATIONS, INDUSTRY SOURCES AND ESTIMATES BY MANAGEMENT OF THE COMPANY. MANAGEMENT HAS ATTEMPTED TO SATISFY ITSELF AS TO THE REASONABLENESS OF THE INDUSTRY DATA PRESENTED; HOWEVER NO ASSURANCE CAN BE GIVEN AS TO ITS ACCURACY.

SUMMARY OF OUR BUSINESS AND OPERATIONS

This summary highlights information contained elsewhere in this descriptive memorandum. This summary is not complete and does not contain all the information you should consider. You should read this entire descriptive memorandum carefully, especially the “Risk Factors.”

In this memorandum, the “Company” or “FermaVir” refers to FermaVir Pharmaceuticals, Inc. and its wholly-owned subsidiary, FermaVir Research, Inc. (also referred to as “Fermavir Research”). We use the terms “we,”“our,” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

The Company

The Company was incorporated in the State of Florida on November 15, 2002 and planned sell supplies to the beauty salon industry over the Internet. In an effort to develop that business, the Company entered into a contract with a web hosting service on a month to month basis to provide storage for website development and transaction processing. The Company’s temporary website arrangement was suspended to preserve cash. The Company acquired FermaVir Research on August 16, 2005.

The Company is a development stage biotechnology company that has licensed patents for a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). The Company is currently performing preclinical studies on its compounds in order to select a clinical candidate for development for the treatment of shingles. In addition, the Company intends to identify from its proprietary anti-viral compounds, a clinical candidate for the treatment of CMV infections in transplant patients. The Company is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions and commercial sources which would complement and enhance its business.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports with the Commission. Such reports (which contain information about the Company) may be inspected, without charge, or copied, at prescribed rates, at the public reference facilities maintained by the Commission. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission’s site is http://www.sec.gov.

The Company’s office is located at 420 Lexington Avenue, Suite 445, New York, NY 10170 and its telephone number is (212) 375-2630.

Summary of Acquisition of FermaVir Research by the Company

On August 16, 2005, the Company acquired all of the outstanding shares of FermaVir Research pursuant to a Securities Exchange Agreement dated August 11, 2005 (the “Exchange Agreement”), completed a redemption of outstanding shares, closed on a private placement of securities, split its outstanding common stock and changed its name to “FermaVir Pharmaceuticals, Inc.”

The Company issued 1,829,000 shares of restricted common stock in exchange for all of the outstanding shares of capital stock of FermaVir Research and issued 1,850,000 options under the Company’s 2005 Equity Compensation Incentive Plan (the “Equity Plan”) in satisfaction of options that were outstanding to purchase shares of FermaVir Research. Simultaneously with the acquisition, the Company sold 2,825,000 shares of common stock and 423,750 five year warrants to 17 accredited investors for $2,118,390 in a private placement. In addition, the Company repurchased the now equivalent of 67,680,000 shares of common stock from Panetta Partners, Inc., a principal shareholder for $750,000 ($0.011 per share), of which $350,000 was paid by the issuance of a 6% unsecured promissory note due November 15, 2005. The promissory note is due with interest on November 15, 2005 and requires prepayment of principal from the net proceeds received by the Company from the sale of securities or borrowings.

The shares issued for the Acquisition and private placement, after the repurchase of stock, constitute approximately 57% of the Company’s outstanding common stock.

The shares of common stock issued in the Acquisition, common stock and warrants issued in the private placement and options issued under the Equity Plan were issued in reliance upon the exemption from registration under the Securities Act of 1933, as amended, in reliance upon Sections 4(2) and 4(6) and Rule 506 of Regulation D. Each of the persons to whom securities were issued, represented that they were accredited investors.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s businesses, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

The Company is a development stage company with no operating history.

The Company is a development stage company with no operating history and no product revenue. It currently has no products ready for commercialization, has not generated any revenue from operations and expects to incur substantial net losses for the foreseeable future to further develop and commercialize its product candidates. The Company is unable to predict the extent of these future net losses, or when it may attain profitability, if at all. The Company may never be able to generate any revenues or royalties from product sales or become profitable even if it does generate revenues or royalties.

The Company needs substantial additional funding and may not have access to capital. If it is unable to raise capital when needed, it may need to delay, reduce or eliminate its clinical development and business development activities, which would delay the achievement of profitability.

The Company needs to raise substantial additional funds to continue its business activities. The Company has incurred losses from operations since inception and expects to incur additional operating losses over at least the next several years. The Company expects to continue to incur losses due primarily from limited revenues and costs associated with product development efforts, and business development activities seeking new opportunities to expand our product pipeline. In addition, the amount and timing of the Company’s actual capital requirements as well as its ability to finance such requirements will depend upon numerous factors, including:

•	the cost of commercializing the Company’s products;

•	the cost and progress of the Company’s development programs;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the effect of future collaborative, licensing and other relationships

The Company may not be able to find sufficient debt or equity funding on acceptable terms. If the Company cannot, it may need to delay, reduce or eliminate development programs, as well as other aspects of its business. The sale by the Company of additional equity securities may have an adverse effect on the price of its common stock. In addition, collaborative arrangements may require the Company to grant product development programs or licenses to third parties for products that the Company might otherwise seek to develop or commercialize itself.

The Company’s long-term success depends upon its ability to develop and commercialize drug product candidates and if its drug development programs are not successful, it may not be able to achieve profitability.

The Company has not completed the development of any of its product candidates. The Company’s failure to develop and commercialize product candidates successfully may cause it to cease operations. The Company is performing preclinical research on a product candidate for the treatment of varicella zoster virus, the causative agent for shingles and chickenpox. The Company’s potential therapies under development for the treatment of shingles and chickenpox will require significant additional development efforts by the Company and regulatory approvals prior to any commercializations. The Company cannot be certain that its efforts in this regard will lead to commercially viable products. The Company does not know what the final cost to manufacture its shingles and chickenpox product candidates in commercial quantities will be, or the dose required to treat patients and consequently, what the total cost of goods for a treatment regimen will be.

The Company does not know whether any of its development products ultimately will be shown to be safe and effective. Moreover, governmental authorities may enact new legislation or regulations that could limit or restrict the Company’s development efforts. The Company may receive unfavorable results from either ongoing pre-clinical studies or clinical trials of these product candidates in clinical development, which may cause it to abandon further development efforts. If the Company is unable to successfully develop its product candidates, and if it is unable to acquire marketed products through its business development efforts, the Company will not have a source of revenue and will not achieve profitability.

The Company expects that its anticipated future growth will place a significant strain on its management, systems and resources. To manage the anticipated growth of its operations, the Company will need to increase management resources and implement new financial and management controls, reporting systems and procedures. If the Company is unable to manage its growth, the Company could be unable to execute its business strategy.

None of the Company’s product candidates is approved for commercial use and if its product candidates do not receive regulatory approval, or if the Company is unable to comply with applicable regulations and maintain its products’ regulatory approval, the Company will be limited in its ability to commercialize these products and may never achieve profitability

The Company has not received regulatory approval to commercialize any of its product candidates. The Company’s product candidates are at early stages of development and may not be shown to be safe or effective. The Company may never receive regulatory approvals for these product candidates. The Company needs to complete preclinical and clinical testing of each of its product candidates before submitting marketing applications. Negative, inconclusive or inconsistent pre-clinical and clinical trial results could prevent regulatory approval, increase the cost and timing of regulatory approval or cause the Company to perform additional studies or to file for a narrower indication than planned.

The development of any of the Company’s product candidates is subject to many risks, including that:

•	the product candidate is found to be ineffective or unsafe;

•	the clinical test results for a product candidate delay or prevent regulatory approval;

•	the FDA forbids the Company to initiate or continue testing of its product candidates in human clinical trials;

•	the product candidate cannot be developed into a commercially viable product;

•	the product candidate is difficult or costly to manufacture;

•	the product candidate later is discovered to cause adverse effects that prevent widespread use, require withdrawal from the market, or serve as the basis for product liability claims;

•	third party competitors hold proprietary rights that preclude the Company from marketing the product; and

•	third party competitors market a more clinically effective or more cost-effective product.

Even if the Company believes that the clinical data demonstrates the safety and efficacy of its product candidate, regulators may disagree with the Company, which could delay, limit or prevent the approval of its product candidates. As a result, the Company may not obtain regulatory approval, or even if a product is approved, the Company may not obtain the labeling claims it believes are necessary or desirable for the promotion of the product. In addition, regulatory approval may take longer than the Company expects as a result of a number of factors, including failure to qualify for priority review of its application. All statutes and regulations governing the approval of the Company’s product candidates are subject to change in the future. These changes may increase the time or cost of regulatory approval, limit approval, or prevent it completely.

Even if the Company receives regulatory approval for its product candidates, or acquire an already approved product, the later discovery of previously unknown problems with a product, manufacturer or facility may result in adverse consequences, including withdrawal of the product from the market. Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug’s use, or upon the conduct of further studies, and may be subject to continuous review.

If the Company is unable to commercialize its product candidates as anticipated, the Company will not have a source of continuing revenue and will be unable to achieve profitability.

If the Company loses key employees and consultants or is unable to attract or retain qualified personnel, its business could suffer.

The Company’s success is highly dependent on its ability to attract and retain qualified scientific and management personnel. The Company is highly dependent on its management , including Dr. Geoffrey W. Henson. The loss of the services of Dr. Henson or other personnel could have a material adverse effect on the Company’s operations. Although the Company has entered into employment agreements with each of its key management and scientific employees, any of such persons may terminate his or her employment with the Company at any time on short notice. Accordingly, there can be no assurance that these employees will remain associated with the Company. The loss of the services of the principal members of its personnel may impede the Company’s ability to commercialize its product candidates.

The Company’s planned activities may require additional expertise in areas such as pre-clinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities may require the addition of new personnel and the development of additional expertise by existing management personnel. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company’s inability to develop additional expertise or to hire and retain such qualified personnel could have a material adverse effect on the Company’s operations.

If the Company is unable to manage its expected growth, it may not be able to develop its business.

The Company’s ability to develop its business requires an effective planning and management process. The Company currently has one employee and will need to hire a significant number of additional employees in the near term. If the Company fails to identify, attract, retain and motivate highly skilled personnel, it may be unable to continue its development and commercialization activities.

The Company may face significant competition from large pharmaceutical, biotechnology and other companies which could harm its business.

The biotechnology and pharmaceutical industries are intensely competitive and characterized by rapid technological progress. In each of the Company’s’ potential product areas, it faces significant competition from large pharmaceutical, biotechnology, and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience and expertise in developing and commercializing products.

Any product that the Company successfully develops and for which it gains regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capacity, reimbursement coverage, pricing and patent protection.

The Company believes that many of its competitors spend significantly more on research and development-related activities than it does. Developments by other entities may render the Company’s products under development non-competitive or obsolete.

Any of the Company’s future products may not be accepted by the market, which would harm its business and results of operations.

Even if approved by the FDA and other regulatory authorities, the Company’s product candidates may not achieve market acceptance by patients, prescribers or third-party payors. As a result, the Company may not receive revenues from these products as anticipated. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt and timing of regulatory approvals, and the scope of marketing and promotion activities permitted by such approvals (e.g., the “label” for the product approved by the FDA);

•	the availability of third-party reimbursement including government health administration authorities and private health insurers;

•
the establishment and demonstration in the medical community, such as doctors and hospital administrators, of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing treatment alternatives, if any;

•	the effectiveness of the sales and marketing force that may be promoting the Company’s products; and

•	the effectiveness of the Company’s contract manufacturers.

The regulatory process is expensive, time consuming and uncertain and may prevent the Company from obtaining required approvals for the commercialization of its product candidates.

The Company must complete significant development, laboratory testing, and clinical testing on its product candidates before it submits marketing applications in the United States. Foreign governments also regulate drugs distributed outside the United States

The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. If the Company is unable to accrue sufficient clinical patients during the appropriate period, the Company may need to delay its clinical trials and incur significant additional costs. In addition, the FDA or Institutional Review Boards may require the Company to delay, restrict, or discontinue its clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, the Company may be unable to submit a NDA to the FDA for its product candidates within the timeframe currently expected. Once an NDA is submitted, an NDA must be approved by the FDA before the Company can commercialize the product described in the application. The cost of human clinical trials varies dramatically based on a number of factors, including:

•	the order and timing of clinical indications pursued;

•	the extent of development and financial support from corporate collaborators;

•	the number of patients required for enrollment;

•	the difficulty of obtaining clinical supplies of the product candidate; and

•	the difficulty in obtaining sufficient patient populations and clinicians.

All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of the Company’s clinical trials. Any unanticipated costs or delays in the clinical studies could delay the commercialization of the product and harm the Company’s ability to achieve profitability.

Even if the Company obtains positive preclinical or clinical trial results in initial studies, future pre-clinical and clinical trial results may not be similarly positive. As a result, ongoing and contemplated clinical testing, if permitted by governmental authorities, may not demonstrate that a product candidate is safe and effective in the patient population and for the disease indications for which the Company believes it will be commercially advantageous to market the product. The failure of the Company’s clinical trials to demonstrate the safety and efficacy of its desired indications could delay the commercialization of the product and harm the Company’s ability to raise capital and achieve profitability.

If the Company fails to comply with regulatory requirements, or if it experiences unanticipated problems with its approved products, the Company’s products could be subject to restrictions or withdrawal from the market.

Any product for which the Company obtains marketing approval from the FDA, along with the manufacturing processes, post-approval clinical data collection and promotional activities for such product, will be subject to continual review and periodic inspection by the FDA and other regulatory bodies. After approval of a product, the Company will have significant ongoing regulatory compliance obligations. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in penalties or other actions, including:

•	warning letters;

•	fines;

•	product recalls;

•	withdrawal of regulatory approval;

•	operating restrictions, including restrictions on such products or manufacturing processes;

•	disgorgement of profits;

•	injunctions; and

•	criminal prosecution.

The Company depends on patents and proprietary rights, which may offer only limited protection against potential infringement and if the Company is unable to protect its patents and proprietary rights, it may lose the right to develop, manufacture, market or sell products and lose sources of revenue.

The pharmaceutical and biotechnology industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company’s success depends, in part, on its ability to develop and maintain a strong patent position for its products and technologies both in the United States and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce its patents, or to protect its trade secrets, and could result in substantial cost to the Company and diversion of its efforts. The Company intends to file applications as appropriate for patents describing the composition of matter of its drug candidates, the proprietary processes for producing such compositions, and the uses of its drug candidates. The Company owns or licenses two issued United States patents, five non-United States patents and has two pending United States patent applications. The Company has also filed international, regional and non-United States national patent applications in order to pursue patent protection in major foreign countries.

The Company also relies on trade secrets, know-how and continuing technological advancements to protect its proprietary technology. The Company has entered into confidentiality agreements with its employees and consultants. However, these parties may not honor these agreements and the Company may not be able to successfully protect its rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company’s trade secrets and know-how.

The Company may need to obtain licenses to patents or other proprietary rights from other parties in order to develop its technology.

To facilitate development of its proprietary technology base, the Company may need to obtain licenses to patents or other proprietary rights from other parties. If the Company is unable to obtain such licenses, its product development efforts may be delayed. The Company may collaborate with universities and governmental research organizations which, as a result, may acquire certain rights to any inventions or technical information derived from such collaboration. The Company may incur substantial costs in asserting any patent rights and in defending suits against it related to intellectual property rights, even if it is ultimately successful. If the Company is unsuccessful in defending a claim that it has infringed or misappropriated the intellectual property of a third party, it could be required to pay substantial damages, stop using the disputed technology, develop new non-infringing technologies, or obtain one or more licenses from third parties. If the Company or its licensors assert the Company’s patents, a court may determine that the Company’s patents or its licensors’ patents are invalid or unenforceable, or that the defendant’s activity is not covered by the scope of the Company’s patents or its licensors’ patents. The United States Patent and Trademark Office or a private party could institute an interference proceeding relating to the Company’s patents or patent applications. An opposition or revocation proceeding could be instituted in the patent offices of foreign jurisdictions. An adverse decision in any such proceeding could result in the loss of the Company’s rights to a patent or invention.

The Company may not receive third party reimbursement for any of its future products, which would cause it to lose anticipated revenues and delay achievement of profitability.

Even if the Company receives regulatory approval to sell any of its product candidates, its future revenues, profitability and access to capital will be determined in part by the price at which the Company and its distribution partners can sell such approved products. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care through various means. The Company expects a number of federal, state and foreign proposals to control the cost of drugs through governmental regulation. The Company is unsure of the form that any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. Therefore, the Company cannot predict the effect of any implemented reform on its business.

The Company’s ability to commercialize its product candidates successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company’s products, the products may fail to achieve market acceptance and the Company could lose anticipated revenues and experience delayed achievement of profitability.

The Company may be subject to product liability claims, which can be expensive, difficult to defend and may result in large judgments or settlements against the Company.

The administration of drugs to humans, whether in clinical trials or after marketing clearance is obtained, can result in product liability claims. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against the Company. In addition, third party collaborators and licensees may not protect the Company from product liability claims. The Company may not be able to obtain or maintain adequate protection against potential liabilities arising from product sales. If the Company is unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, it will be exposed to product liability claims. A successful product liability claim in excess of its insurance coverage could harm the Company’s financial condition, results of operations and prevent or interfere with its product commercialization efforts. In addition, any successful claim may prevent the Company from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming and expensive.

The Company has limited sales and marketing experience and if it is unable to develop its own sales and marketing capability it may be unsuccessful in commercializing its products.

The Company currently does not have a marketing or sales staff. If the Company is successful in acquiring the FDA’s approval of any product candidate, including any product that it may acquire as a result of its business development efforts, the Company will need to build a commercial capability. The development of a marketing and sales capability will require significant expenditures, management resources and time. The Company may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or the Company’s marketing and sales efforts may be unsuccessful. The Company may not be able to find a suitable sales and marketing partner for its products. If it is unable to successfully establish a sales and marketing capability in a timely manner or find suitable sales and marketing partners, the Company’s business and results of operations will be harmed. Even if it is able to develop a sales force or find a suitable marketing partner, the Company may not successfully penetrate the markets for any of its proposed products.

If the Company’s product manufacturers fail to comply with regulatory requirements, its product commercialization could be delayed or subject to restrictions.

Any contract manufacturers that the Company uses must adhere to the FDA’s regulations on cGMP, which are enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will issue an approval of the product. The manufacture of product at these facilities will be subject to strict quality control, testing and recordkeeping requirements. Moreover, while the Company may choose to manufacture products in the future, it has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. If the Company decides to manufacture products, it would be subject to the regulatory requirements described above. In addition, the Company would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing pharmaceutical products. No matter who manufactures the product, the Company will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

If the Company encounters delays or difficulties with contract manufacturers, packagers or distributors, market introduction and subsequent sales of its products could be delayed. If the Company changes the source or location of supply or modifies the manufacturing process, regulatory authorities will require it to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that were conducted. If the Company is unable to demonstrate this equivalence, it will be unable to manufacture products from the new source or location of supply, or use the modified process, may incur substantial expenses in order to ensure equivalence, and it may harm its ability to generate revenues.

Risks related to the Company’s Common Stock and its Market Value

There is no existing market for the Company’s common stock.

The Company’s common stock is quoted on the Over the Counter Bulletin Board under the symbol “FMVR.OB.” There is no active trading market for any of the Company’s securities. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the securities, the ability of holders of the securities to sell their securities, or the prices at which holders may be able to sell their securities.

The market price of the Company’s common stock may be adversely affected by several factors.

The market price of the Company’s common stock could fluctuate significantly in response to various factors and events, including:

• the Company’s ability to execute its business plan;

• operating results below expectations;

• announcements of technological innovations or new products by the Company or its competitors;

• loss of any strategic relationship;

• industry developments;

• economic and other external factors; and

• period-to-period fluctuations in its financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

The Company’s common stock may be deemed penny stock with a limited trading market.

The Company’s common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in obtaining future financing. Further, the Company’s securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of the 1934, as amended, or Exchange Act. The penny stock rules apply to Non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have a tangible net worth less then $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitable inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that the Company remains subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for the Company’s securities. Because the Company’s securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of the Company’s securities. Further, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult: (1) to obtain accurate quotations, (ii) to obtain coverage for significant new events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

The Company does not expect to pay dividends in the future. Any return on investment may be limited to the value of the Company’s stock.

The Company does not anticipate paying cash dividends on its stock in the foreseeable future. The payment of dividends on the Company’s stock will depend on its earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if the Company’s stock price appreciates.

A sale of a substantial number of shares of the Company’s common stock may cause the price of its common stock to decline.

If the Company’s stockholders sell substantial amounts of the Company’s common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of its common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been issued shares in the Merger will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

The Company has made forward-looking statements in this document, all of which are subject to substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss the Company’s future expectations, contain projections of its future results of operations or its financial condition or state other forward-looking information. The Company believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is unable to accurately predict or control. Accordingly, the Company does not undertake the obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this document, provide examples of risks, uncertainties and events that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements. Before you invest in the Company’s common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on the Company’s business, operating results and financial condition.

DIVIDEND POLICY

It is the Company’s present policy not to pay cash dividends and to retain future earnings to support its growth. The Company does not anticipate paying any cash dividends in the foreseeable future.

BUSINESS

The Company is a development stage biotechnology company that has licensed patents for a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). The Company has performed preclinical studies on its compounds and has selected a clinical candidate for development for the treatment of shingles. The Company’s clinical candidate is currently undergoing extensive preclinical  testing.  The Company is contracting and supervising the pharmacology and safety studies of its clinical candidate in order to file an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA).  Upon acceptance of the IND, the Company intends to commence Phase I safety studies of its clinical candidate for the treatment of shingles in humans. In addition, the Company intends to identify from its proprietary anti-viral compounds, a clinical candidate for the treatment of CMV infections in transplant patients. The Company is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions and commercial sources which would complement and enhance the Company’s business.

The Technology

Work at the Welsh School of Pharmacy in Cardiff, United Kingdom lead by Professor Chris McGuigan in collaboration with Professor Erik De Clercq and Professor Jan Balzarini of the Rega Institute in Leuven, Belgium has led to the discovery of an entirely new family of anti-viral compounds. These compounds are very potent and selective inhibitors of VZV. The most potent compound blocks the infection of human cells by VZV at concentrations below one (1) nanomolar. This potency is 10,000 times more than that of acyclovir the current drug of choice for the treatment of shingles. These compounds are also extremely selective for VZV, exceeding that of any agent in the anti-herpes field of compounds. Most other compounds discovered to date with activity against VZV including acyclovir show activity against other members of the herpes virus family. The compounds tested so far have no effect on a number of healthy human cells, even at concentrations one million times their effective dose against the virus. Several of these compounds have shown early indications of good pharmacokinetics in mice. Their biological half-life is likely to be longer than acyclovir, giving rise to the prospect of a once-a-day oral dosage. These compounds are also extremely lipid soluble with likely good membrane, blood brain barrier and skin permeation properties. The Company expects these compounds to have the ability to penetrate into the site of the reactivated VZV virus in shingles, which would be very advantageous. These compounds have good chemical and biological stability, no special conditions are required for storage or transport, and they have acid stability, down to pH2, which is suggestive of stability in the stomach for oral dosing.

The Market

The Company believes that the market for these antiviral compounds is substantial. VZV, which is a DNA virus and a member of the herpes virus group, is the sole cause of chickenpox and shingles in humans. Like other herpes viruses, VZV has the capacity to persist in the body after the primary infection as a latent infection. VZV persists in sensory nerve ganglia. Primary infection with VZV results in chickenpox. Herpes zoster (shingles) is the result of recurrent infection.

Chickenpox

Chickenpox results in a blister-like rash, itching, tiredness and fever. Serious complications from chickenpox include bacterial infections that can involve many sites of the body including the skin, tissues under the skin, bone, lungs (pneumonia), joints and the blood. Other serious complications are due directly to the virus infection and include viral pneumonia, bleeding problems and infection of the brain (encephalitis). Before a vaccine was available in the United States there were approximately 11,000 hospitalizations and 100 deaths from chickenpox every year. Most of these persons were healthy or did not have a medical illness (such as cancer) that placed them at higher risk of getting severe chickenpox. Since 1999, states have been encouraged to report chickenpox deaths to the Centres for Disease Control (CDC). In 1999 and 2000, CDC received reports that showed that deaths from chickenpox continue to occur in healthy, unvaccinated children and adults. Most of the healthy adults who died from chickenpox contracted the disease from their unvaccinated children. It is never possible to predict who will have a mild case of chickenpox and who will have a serious or even deadly case of disease.

Shingles

Shingles is caused by reactivation of the VZV, the same virus that causes chickenpox. Infection causes numbness, itching or severe pain followed by clusters of blister-like lesions in a strip-like pattern on one side of the body. The pain can persist for weeks, months or years after the rash heals and is then known as post-herpetic neuralgia (PHN). The risk of developing PHN is directly related to the patient’s age when shingles appears. It affects approximately 25% of shingles patients over 60 and can be extremely debilitating. In addition to PHN, complications affecting vision and/or hearing are possible if shingles appears on the face. For instance, if shingles affects the eye (ophthalmic shingles), the cornea can become infected, resulting in temporary or permanent blindness. In patients with severely weakened immunity, the shingles virus can also spread to internal organs, infecting the lungs, central nervous system and brain. However debilitating it might be, shingles is rarely fatal, except in patients with severely weakened immunities. Approximately 10-20% of the United States population and 50% of people living beyond 80-85, will have one or more episodes of shingles in their lifetime,. The incidence of shingles is almost 65% higher than it was 40 years ago. People with impaired immunities, (AIDS or cancer patients or transplant patients) are particularly prone to shingles.

Everyone who has chickenpox is at risk for shingles. It is most common among people over the age of 50, but can develop at any age. The risk of developing shingles is greater among individuals who have conditions or are undergoing medical treatments that weaken their immune systems. These include HIV infection; chemotherapy or radiation therapy; corticosteroids; transplant operations and possibly stress. Typically, the older the person, the more severe and long lasting a shingles attack is likely to be. The VZV Research Foundation estimates that, in the United States alone, nearly one million people are afflicted with shingles yearly.

Current Vaccines and Treatments for Chickenpox and Shingles

 Current prevention and therapy for chickenpox and shingles includes two vaccines and several therapeutic drugs.

Chickenpox Vaccine. Varicella vaccine was licensed in March, 1995 in the United States for use in individuals older than 1 year who have not had chickenpox. Currently the federally funded Vaccines for Children (VFC) Program provides varicella vaccine for all VFC-eligible children from 1 to 18 years of age. From mid-1996 to late 1997, varicella vaccine coverage among children 19-35 months of age was 26% (CDC, 1998). It has increased steadily, and between July

1997 and June 1998 coverage for children 19-35 months of age rose to 34% (CDC, unpublished data). More extensive use of varicella vaccine is likely to result if it could be given in combination with other pediatric vaccines as a single injection. Several psychological barriers have been identified that prevent more widespread acceptance of universal varicella vaccination. In a survey of Washington state pediatricians, Newman and Taylor (1998) found that about half do not perform routine varicella vaccination. Major concerns expressed were possible lack of efficacy of vaccine, no need for vaccine because complications are rare, lack of social and medical cost-effectiveness and lack of demonstration of lifelong immunity. An additional concern is that vaccination, particularly with low vaccine coverage, will produce a shift in varicella epidemiology to older age groups, who more often develop severe disease. While immunity in less than 50% of the population may give rise to isolated pockets of susceptibility, model systems show that any rise in the proportion of cases in adults will most likely be more than offset by the smaller number of cases in this cohort, with a net decrease in morbidity.

Similarities in the epidemiology of VZV across Europe and in the United States have stimulated a reassessment of European vaccination policies. However, Finland is the only European country to date that has adopted a universal childhood vaccination policy -- recent recommendations state that all children over 12 months of age and adolescents with no history of varicella should be immunized. The World Health Organization and European Action Group are in agreement that the positive results of extensive safety, efficacy and cost-effectiveness studies warrant the introduction of the varicella vaccine into the childhood vaccination programs of countries where greater than 90% coverage can be guaranteed and where resource allocation can be justified on public health grounds.

Shingles Vaccine. Currently, there is nothing approved to prevent shingles in patients who have had chickenpox. However, the chickenpox vaccine does prevent chickenpox. Merck & Co., Inc. recently released data from Phase III clinical trials that vaccination of elderly patients (over 60 years of age) with a greatly increased dose of chickenpox vaccine can reduce the population (by greater than 50%) who get shingles. The Company is not aware of any vaccine under development for the prevention of shingles in younger patients who have had chickenpox.

Current Treatment of Chickenpox. Acyclovir is the prototype of a group of anti-viral agents that are activated by viral thymidine kinases to become inhibitors of viral DNA polymerases and block viral DNA synthesis. Acyclovir’s clinically useful anti-viral spectrum is limited to the herpes viruses, and it is approximately 10-fold more potent against HSV1 and HSV2 than VZV and even less active against CMV. When given systemically, it can be life-saving in the treatment of immuno-compromised patients with VZV infection. It may also be given by mouth to immuno-competent adults and older adolescents with chickenpox. It is not generally indicated for immuno-competent children in whom the disease is milder.

While IV therapy may be feasible during VZV outbreaks among immuno-compromised patients, it is scarcely practical to use it on a mass basis to treat cases of chickenpox in the general population. Concern has also been expressed that the use of oral acyclovir on a community-wide level could facilitate the rise of viral resistance, which would render the drug less useful in immuno-compromised patients.

Current Treatment of Shingles. Acyclovir, Valacyclovir (ValACV), a prodrug of acyclovir, and Famciclovir (FCV), a prodrug of penciclovir are all used for shingles. ValACV and FCV are becoming established as the treatments of choice for herpes zoster because of their slightly more convenient dosing for elderly patients. Early treatment within 48-72 hours of the appearance of the rash can lessen the duration of shingles and lower the risk from PHN. Both drugs are generally well tolerated. Another drug, Brivudin (BVDU) was launched by Menarini as Zostex® in Europe in 2000/01. BVDU, considerably more potent than acyclovir or penciclovir as an anti-VZV agent, was seen as an important alternative for the treatment of VZV infections but is unlikely to gain approval in the United States because of its (perceived) poor safety profile.

Cytomegalovirus

Human cytomegalovirus, or HCMV, is a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). Like other herpes viruses, HCMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the United States. by 40 years of age. In most individuals with intact immune systems, CMV causes little to no apparent illness. However, in immunocompromised individuals, CMV can lead to serious disease or death. Before the availability of potent anti-HIV therapy, CMV associated retinitis was commonly seen in patients with HIV/AIDS. Currently, patients who are immunosuppressed following hematopoietic stem cell (e.g., bone marrow) or solid organ transplantation remain at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ.

Product Pipeline

There remains a need in the market for potent and selective agents such as the compounds being developed by the Company. The Company believes that the properties of these compounds will allow less frequent oral dosing than the current drugs on the market with a good safety profile (similar or better than acyclovir, Famvir®, or Valtrex®) The properties of the Company’s compounds also suggest that formulations can be developed for topical or ocular delivery. The Company believes that a compound can be developed for several indications:

•	Oral drug to replace acyclovir, Famvir® and Valtrex® in shingles patients to ameliorate acute symptoms and reduce incidence complications such as PHN;

•	Oral drug to replace penciclovir (IV) and Famvir® used for immuno-compromised patients to reduce mortality and morbidity;

•	Oral drug to replace acyclovir (IV) used for immuno-compromised patients with chickenpox to reduce mortality and morbidity (e.g. renal transplantation, cancer such as leukemia, HIV); and

•	Oral drug to ameliorate acute symptoms and reduce incidence complications in adults and older adolescents.

Due to the aging population, the incidence of shingles is increasing. In addition, increasing use of immunosuppressive agents in transplant as well as increased numbers of immunosuppressed patients from cancer therapy will increase the population at risk for shingles as well as chickenpox. While the vaccines may decrease the infection rate and the incidence of shingles in the future, the population which will most likely develop shingles over the next twenty years is already infected. As typically occurs with any vaccine, a shingles vaccine may not be accepted and used by the potential pool of future patients. The Company believes that it will be able to capture a significant portion of the VZV treatment market if the compounds under development are able to show improved dosing, efficacy and safety as compared to currently approved drugs.

Currently the Company is analyzing the CMV markets for its CMV compounds. There is currently no completely satisfactory treatment for established CMV disease especially in transplant patients. Antiviral drugs are effective for the prophylaxis and pre-emptive therapy of CMV infection and disease, but are less effective for the treatment of established CMV disease. Poor potency and drug delivery are often the underlying causes of disease progression rather than viral resistance.

The Company believes that its anti-CMV compounds have properties which have the potential to improve the therapy of CMV. Early research results suggest that the compounds have a novel mechanism of action and good physical properties. However, further synthesis and research on new compounds are needed prior to selection of a clinical candidate.

Business Strategy

The Company is currently performing preclinical studies with three specific compounds to select a clinical candidate for development for the treatment of shingles. The Company intends to contract and supervise the pharmacology and safety studies of the clinical candidate in order to file an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA). Upon acceptance of the IND, the Company intends to commence Phase I safety studies of the clinical candidate in humans.

The Company is currently investigating new indications and potential markets for its compounds. The Company is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions, and commercial sources which would complement and enhance the Company’s business.

The Company plans to seek appropriate collaborative partners to help develop its clinical candidate compounds through the more expensive later stage clinical trials and marketing.

Intellectual Property

The Company believes that patent protection and trade secret protection is important to its business and that its future will depend, in part, on its ability to maintain its technology licenses, maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad. The Company currently has received two issued United States patents and five non-United States patents describing compounds, compositions and methods for treating viral disease. The Company has two pending United States patent applications describing compounds, compositions and methods of treating and preventing viral disease. The Company also has filed related patent applications under the Patent Cooperation Treaty (PCT) as well as other non-United States national and/or regional patent applications. These patent applications describe compounds and methods for treating viral disease. The Company intends to seek patent protection on these inventions in countries having significant market potential around the world on the basis of its PCT and related foreign filings.

As patent applications in the United States are maintained in secrecy until patents issue (unless earlier publication is required under applicable law or in connection with patents filed under the PCT) and as publication of discoveries in the scientific or patent literature often lags behind the actual discoveries, the Company cannot be certain that it or its licensors were the first to make the inventions described in each of these pending patent applications or that it or its licensors were the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. The Company cannot be sure that any patents will issue from any of these patent applications or, should any patents issue, that it will be provided with adequate protection against potentially competitive products. Furthermore, the Company cannot be sure that should patents issue, they will be of commercial value to the Company, or that private parties, including competitors, will not successfully challenge these patents or circumvent its patent position in the United States or abroad. In the absence of adequate patent protection, the Company’s business may be adversely affected by competitors who develop comparable technology or products.

In order to protect the confidentiality of its technology, including trade secrets and know-how and other proprietary technical and business information, the Company requires all of its employees, consultants and advisors to enter into confidentiality agreements that prohibit the use or disclosure of confidential information. The agreements also oblige the Company’s employees, and to the extent practicable, its consultants and advisors, to assign to the Company ideas, developments, discoveries and inventions made by such persons in connection with their work with the Company. The Company cannot be sure that these agreements will maintain confidentiality, will prevent disclosure, or will protect its proprietary information or intellectual property, or that others will not independently develop substantially equivalent proprietary information or intellectual property.

The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with those being developed by the Company. Therefore, the Company’s product candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that the Company or its consultants, use intellectual property owned by others in work performed for the Company, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject the Company to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. A license required under any such patents or proprietary rights may not be available to the Company, or may not be available on acceptable terms. If the Company does not obtain such licenses, it may encounter delays in product market introductions, or may find that it is prevented from the development, manufacture or sale of products requiring such licenses. In addition, the Company could incur substantial costs in defending itself in legal proceedings instituted before the United States Patent and Trademark Office or in a suit brought against it by a private party based on such patents or proprietary rights, or in a suit by the Company asserting its patent or proprietary rights against another party, even if the outcome is not adverse to the Company.

License Agreement

The Company entered into a license agreement with University College Cardiff Consultants Limited on February 2, 2005 for the anti-viral compounds. The Company has paid a license fee of $270,000. The Company agreed to pay licensor royalties based on net sales plus aggregate milestone payments of up to $550,000 based upon achieving certain regulatory submissions and approvals.

Studentship Agreement

The Company entered into a studentship agreement with Cardiff University on July 1, 2005 for a program of research in the field of anti-viral agents related to VZV and CMV. The program will run for three years at £20,000 per year.

Manufacturing

The Company does not have capabilities to manufacture commercial or clinical trial supplies of drugs, and does not intend to develop such capabilities for any product in the near future. The Company’s commercialization plans are to rely on the infrastructure of third parties for the manufacture and distribution of product candidates. The Company believes that third party manufacturers are available in a competitive environment for producing its drug candidates at reasonable prices. The Company has contracted for scale-up synthesis for its clinical candidate and material is being used for preclinical studies. However the environment may change and effective manufacturing processes at a reasonable cost might not be available. The current synthetic process of producing the Company’s compounds is relatively simple but scale-up of the manufacturing might be more difficult than expected. In such event, this could greatly increase the cost of manufacturing.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture, distribution and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval and promotion of the Company’s products. All of the Company’s products will require regulatory approval before commercialization. In particular, therapeutic products for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time consuming. Any failure by the Company or its collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval or in complying with other requirements, could adversely affect the commercialization of products then being developed by the Company and its ability to receive product or royalty revenues.

The steps required before a new drug product may be distributed commercially in the United States generally include:

•	conducting appropriate preclinical laboratory evaluations of the product’s chemistry, formulation and stability, and animal studies to assess the potential safety and efficacy of the product;

•	submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an Investigational New Drug Application, or IND;

•	making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

•	obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

•
conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the drug product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages:

•	Phase 1: The drug is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

•	Phase 2: The drug is studied in patients to identify possible adverse effects and safety risks, to determine dose tolerance and the optimal dosage, and to collect initial efficacy data; and

•	Phase 3: The drug is studied in an expanded patient population at multiple clinical study sites to confirm efficacy and safety at the optimized dose by measuring a primary endpoint established at the outset of the study.

•
submitting the results of preliminary research, preclinical studies, and clinical studies as well as chemistry, manufacturing and controls information on the drug to the FDA in a New Drug Application, or NDA; and

•	obtaining FDA approval of the New Drug Application prior to any commercial sale or shipment of the drug product.

This process can take a number of years and typically requires substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and all clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, drug supply, or financial support, or because of unforeseen adverse effects. The FDA has issued regulations intended to accelerate the approval process for the development, evaluation and marketing of new therapeutic products intended to treat life-threatening or severely debilitating diseases, especially where no alternative therapies exist. If applicable, these provisions may shorten the traditional product development process in the United States. Similarly, products that represent a substantial improvement over existing therapies may be eligible for priority review with a target review and approval time of six months. Nonetheless, even if a product is eligible for these programs, or for priority review, approval may be denied or delayed by FDA or additional trials may be required. As a condition of approval, FDA also can require further testing of the product and monitoring of the effect of commercialized products, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Upon approval, a drug product may be marketed only in those dosage forms and for those indications approved in the New Drug Application, although information may be distributed about off-label indications in certain circumstances and physicians are permitted to prescribe drugs for such off-label uses.

In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug product manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with current Good Manufacturing Practices and pass inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign establishments manufacturing drug products for distribution in the United States also must list their products with the FDA and comply with current Good Manufacturing Practices. They also are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

Any products manufactured or distributed by the Company pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and a requirement to analyze and report adverse experiences with the drug. In addition to continued compliance with standard regulatory requirements, the FDA also may require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

The Federal Food, Drug, and Cosmetic Act also mandates that drug products be manufactured consistent with current Good Manufacturing Practices. In complying with the FDA’s regulations on current Good Manufacturing Practices, manufacturers must continue to spend time, money and effort in production, recordkeeping, quality control, and auditing to ensure that the marketed product meets applicable specifications and other requirements. The FDA periodically inspects drug product manufacturing facilities to ensure compliance with current Good Manufacturing Practices. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. The Company currently relies on, and intends to continue to rely on, third parties to manufacture its compounds and products. Such third parties will be required to comply with current Good Manufacturing Practices.

Even after FDA approval has been obtained, and often as a condition to expedited approval, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If the Company proposes any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, it may need to submit a New Drug Application supplement to the FDA.

Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of product manufacture and marketing. Such requirements can vary significantly from country to country.

The Company is also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, previously used in connection with its research work. Although the Company believes that its safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess controls on health care spending. Any such proposed or actual changes could cause the Company to limit or eliminate spending on development projects. The Company cannot predict the likelihood, nature, or extent of adverse governmental regulation that might result from future legislative or administrative action, either in the United States or abroad. Additionally, in both domestic and foreign markets, sales of the Company’s proposed products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. In addition, third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. There can be no assurance that the Company’s proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development.

Competition

The biopharmaceutical and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. The Company’s competitors include major pharmaceutical and biotechnology companies, most of which have financial, technical and marketing resources significantly greater than the Company’s resources. Currently, chicken pox patients are most likely to be treated with acyclovir which is manufactured as a generic and as a branded drug called Zovirax by GlaxoSmithKline (GSK). Acyclovir, valacyclovir and famciclovir are all used for the treatment of shingles. Merck & Co., Inc. recently released data from Phase III clinical trials that vaccination of elderly patients (over 60 years of age) with a greatly increased dose of chickenpox vaccine can reduce the population (by greater than 50%) who get shingles. Valacyclovir is marketed by GSK as Valtrex and famciclovir is marketed by Novartis as Famvir. Stem cell and solid organ transplant patients at risk for CMV or with active CMV disease are most likely to receive ganciclovir or valganciclovir, each of which were developed and are marketed by F. Hoffman-La Roche. Foscarnet from AstraZeneca and cidofvir from Gilead Sciences may also be used to treat active CMV infections in certain patient populations such as neutropenic patients, patients with ganciclovir-resistant CMV infection, or patients for whom ganciclovir is otherwise contraindicated. In addition, ViroPharma Incorporated is developing Maribavir for the treatment of CMV in transplant patients. Developments by these or other entities may render our products under development non-competitive or obsolete. Our ability to compete successfully will be based on our ability to:

•	develop proprietary products;

•	attract and retain scientific personnel;

•	obtain patent or other protection for its products;

•	obtain required regulatory approvals; and

•	manufacture and successfully market its products either alone or through outside parties.

Some of the Company’s competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience in product discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than the Company does.

Property

On July 1, 2005, the Company entered into a seven year lease for its corporate headquarters in New York City commencing September 1, 2005 with an approximate rent of $90,000 annually through August 2012.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding the Company’s executive officers and directors as of August 23, 2005:

Name	Position
Gabriele M. Cerrone Geoffrey W. Henson, Ph.D. Erik De Clercq, MD, Ph.D. Richard J. Whitley, MD Chris McGuigan	Chairman Chief Executive Officer Director Director Director

Gabriele M. Cerrone Mr. Cerrone was appointed as Chairman of the Board of Directors on August 16, 2005. From March 1999 to January 2005, Mr. Cerrone served as a Senior Vice President of Investments of Oppenheimer & Co. Inc., a financial services firm. Prior to such affiliation, Mr. Cerrone held the position of Managing Director of Investments at Barrington Capital, L.P., a merchant bank, between March 1998 and March 1999. Between May 2001 and May 2003, Mr. Cerrone served on the board of directors of SIGA Technologies, Inc. Mr. Cerrone currently serves as Chairman of the Board and a consultant to Callisto Pharmaceuticals, Inc., a biotechnology company. In addition, Mr. Cerrone currently serves as Co-Chairman of the Board and a consultant to Xenomics, Inc., a molecular diagnostics company.

Geoffrey W. Henson, Ph.D.  Dr. Henson was appointed CEO, President, Secretary and a director of the Company on August 16, 2005. He served as the CEO of FermaVir Research since March 2005. He was a founder and Chief Operating Officer of AnorMED, a Canadian biopharmaceutical company from 1996-2000. Dr. Henson was responsible for three new INDs on new agents at AnorMED. Dr. Henson also negotiated several significant out-licensing deals for AnorMED drugs. Prior to that, he held a number of management and scientific positions in the Biomedical Research Group at Johnson Matthey from 1985-1996. From 1982-1985, Dr Henson was a researcher and member of the Basel Institute for Immunology in Basel, Switzerland. From 1978-1981, Dr. Henson did research at the Roswell Park Memorial Cancer Institute.

Erik De Clercq, MD, Ph.D. Erik De Clercq was appointed director of the Company on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. He is a Full Professor, Leuven University Medical School, Leuven, Belgium; Chairman, Directory Board, Rega Institute, Leuven University; Chairman, Directory Board, Rega Foundation, Leuven; Chairman, Department of Microbiology and Immunology, Leuven University. Professor De Clercq has made substantial achievements to the pharmaceutical armamentarium by being an inventor or co-inventor of six currently approved drugs for anti-viral therapy. Several other drugs of which he is a co-inventor or has made significant scientific advances are in development. He has published more than 2000 scientific papers mostly in the area of anti-viral therapy. Professor DeClercq is and has served on many editorial boards over his career. He has been invited to lecture worldwide on anti-viral chemotherapy. He has received numerous honorary degrees from international organizations and universities. He is and has been a scientific advisor for many pharmaceutical companies. Since 2001 he has received the following major awards: 1. The Otto Krayer Award for Pharmacology (American Society of Pharmacology and Experimental Therapeutics). 2. The Hamao Umezawa Memorial Award, the highest award given by the International Society of Chemotherapy (ISC) for outstanding contributions in the field of chemotherapy. 3. The René Descartes Prize with his collaborators, the highest award bestowed by the European Union, for Scientific and Technological Excellence in European Collaborative Research. 4. The Blaise Pascal Medal for Science and Technology of the European Academy of Sciences. 5. The Gertrude Elion Distinguished Lecture Award.

Richard J Whitley, MD Richard Whitley was appointed director of the Company on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. He is Professor of Pediatrics, Microbiology, Medicine and Neurosurgery; Loeb Scholar in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Director, Center for Biodefense and Emerging Infections, at the University of Alabama at Birmingham. Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, whose role is to perform clinical trials of antiviral therapies directed against medically important viral diseases of children and adults, including viruses considered as threats to human health. Dr Whitley’s other research interest is in the translation of molecular biology to clinical application, particularly in the development of human monoclonal antibodies for therapy of herpes virus infections and engineering of herpes simplex virus for gene therapy. In these latter studies, he and his colleagues have engineered herpes simplex virus to serve as a vector for foreign gene expression. These viruses have been advanced into human treatment studies of glioblastoma multiforme. Dr Whitley has published over 260 articles. He serves on numerous government advisory committees, including VERBAC and the Board of Scientific Councilors for National Institute for Allergy and Infectious Diseases at the National Institutes of Health.

Chris McGuigan, Ph.D. Chris McGuigan was appointed director of the Company on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. He is Professor, Welsh School of Pharmacy, Chairman of Departmental Research Committee and Director of Research, Head of Medicinal Chemistry. He is the Chemistry Editor for Antiviral Chemistry and Chemotherapy. Professor McGuigan is on the Editorial Board Member for Journal of Medicinal Chemistry. He is author of over 130 papers and inventor on ten patents. He has received several important awards for his work: 1. William Prusoff Award of the International Society for Antiviral Research 2. The Rene Descartes Prize for European Collaboration with his collaborators (including Professor De Clercq) 3. The GlaxoSmithKline International Achievement Award for 2004. He is currently the President-elect and Board member of the International Society for Antiviral Research.

Committees and Management Rights Agreement

The Company presently has one standing committee of the Board which is the Senior Executive Selection and Oversight Committee (the “Oversight Committee”). The Oversight Committee was formed pursuant to a charter on August 16, 2005. The committee may consist of up to three members and presently only has one member, the Chairman of the Board. The Oversight Committee’s primary responsibilities is to evaluate and provide successor planning for the chief executive, accounting and financial officers. Pursuant to a Management Rights Agreement dated August 16, 2005 between Panetta Partners, Ltd., our Chairman and us, the membership of the Oversight Committee is to consist of the Chairman, a designee of Panetta (the “Designee”) and an independent member of the board. The agreement requires that the Designee, subject to applicable regulatory and exchange requirements be a member of the nominating, compensation and audit committees of the board, when we form them. In addition, the agreement requires certain extraordinary corporate actions like mergers, major capital expenditures and below market issuances of common stock be approved by the vote of committees of the board or the entire board, including the affirmative vote of the Designee.

Employment Agreements

On March 4, 2005, Dr. Henson and the Company entered into a letter agreement. Pursuant to the letter agreement, the Company will employ Dr. Henson as Chief Executive Officer for a period of 4 years commencing April 4, 2005. Dr. Henson will be paid an annual base salary of $210,000 and he is eligible to receive a cash bonus of up to 20% of his salary per year. Dr. Henson was granted an aggregate 800,000 incentive stock options pursuant to the Company’s stock option plan with an exercise price of $1.10 per share. 150,000 of such options vest on the first anniversary of the grant, 175,000 of such options vest on the second anniversary of the grant, 225,000 of such options vest on the third anniversary of grant and the remaining 250,000 options vest on the fourth anniversary of the grant.

Consulting Agreement

Gabriele M. Cerrone, the Company’s Chairman, serves as a consultant pursuant to an agreement entered into on August 16, 2005. The term of the agreement is for three years with automatic renewal for successive one year periods unless either party gives notice to the other not to renew the agreement. The duties of Mr. Cerrone pursuant to the agreement consist of business development, strategic planning, capital markets and corporate financing consulting advice. Mr. Cerrone’s compensation under the agreement is $16,500 per month. In the event the agreement is terminated without cause or for good reason, Mr. Cerrone will receive a cash payment equal to the aggregate amount of the compensation payments for the then remaining term of the agreement. In addition, in such event, all unvested stock options owned by Mr.

Cerrone will immediately vest and the exercise period of such options will be extended to the later of the longest period permitted by our stock option plans or ten years following termination. In the event a change of control of our company occurs, Mr. Cerrone shall be entitled to such compensation upon the subsequent termination of the agreement within two years of the change in control unless such termination is the result of Mr. Cerrone’s death, disability or retirement or Mr. Cerrone’s termination for cause.

2005 Equity Compensation Incentive Plan

The Company plans to rely on incentive compensation in the form of stock options and grants to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers, employees and consultants, to encourage them to remain with the Company and to enable them to develop and maintain an ownership position in the Company’s common stock.

The 2005 Equity Compensation Incentive Plan (the “Plan”) authorizes the grant of stock options and stock awards to directors, eligible employees, including executive officers, and consultants. The value realizable from exercisable options and restricted stock awards is dependent upon the extent to which the Company’s performance is reflected in the value of its common stock at any particular point in time. Equity compensation is designed to provide long-term incentives to directors, executive officers and other employees. The Company approves the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the stock option plan is determined at the time of grant, and options expire after a 10-year period. Options are generally granted at an exercise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives, employees and consultants are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market. Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, the compensation committee of the Board of Directors evaluates each executive’s total equity compensation package. The compensation committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. The Company considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of its stockholders.

As of August 23, 2005, 1,850,000 options were outstanding under the Plan and there are 5,650,000 shares available for grant either as options or awards under the Plan. The options granted under the Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. Stock wards will be made pursuant to written agreements which will contain terms related to such matters as vesting and performance. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table indicates beneficial ownership of Company common stock as of August 23, 2005 by:

•	By each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	By each executive officer and director of the Company; and

•	By all executive officers and directors of the Company as a group.

Unless other indicated, the address of each beneficial owner listed below is c/o Fermavir Pharmaceuticals, Inc., 420 Lexington Avenue, Suite 1609, New York, New York 10170.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 16,354,023 shares of our common stock issued and outstanding as of August 23, 2005.

Name of Beneficial Owner	Number of Shares	Percentage
Named executive officers and directors:
Gabriele M. Cerrone	2,880,000(1)	17.61%
Geoffrey W. Henson, Ph.D.	0(2)	0%
Erik De Clercq, MD, Ph.D.	525,000(3)	3.11%
Chris McGuigan	1,029,000	6.29%
Richard J. Whitely, MD	0	0%
All Officers and Directors as a Group (5 persons)	4,434,000	42.54%
5% or greater holders:
Panetta Partners Ltd. 1275 First Avenue, Suite 296 New York, NY 10021	2,880,000	17.61%

(1)
Consists solely of shares of common stock owned by Panetta Partners, Ltd. Mr. Cerrone is the sole general partner of Panetta Partners, Ltd. and in such capacity only exercises voting and dispositive control over securities owned by Panetta. As such, Mr. Cerrone may be deemed, solely for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, to “beneficially” own securities in which he has no pecuniary interest and he therefore disclaims such beneficial interest.

(2)	Does not include 800,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable within 60 days.

(3)	Consists of 525,000 shares which may be obtained within 60 days upon the exercise of outstanding stock options.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.001 par value. The following description of the Company’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, its articles of incorporation, as amended, and bylaws.

Common Stock

As of August 23, 2005, 16,354,023 shares of the Company’s common stock were issued and outstanding and held of record by 70 stockholders.

Each share of Company common stock entitles its holder to one vote on all matters to be voted upon by the Company’s stockholders. Subject to preferences that may apply to any of the Company’s outstanding preferred stock, holders of Company common stock will receive ratably any dividends the board of directors declares out of funds legally available for that purpose. If the Company liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of the outstanding preferred stock. The Company common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

The Company’s board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and the Company does not have any present plans to issue any shares of preferred stock. As of August 22, 2005, no shares of preferred stock were outstanding.

Warrants

As of August 23, 2005, in addition to options outstanding under the Company’s stock options plans, there were warrants to purchase 423,750 shares of common stock outstanding.